Exhibit 10.33

Source Code License Agreement

The Source Code License Agreement (the “Agreement”), between LookSmart, Ltd., a Delaware corporation located at 625 Second Street, San Francisco, CA 94107 (“LookSmart”) and Viator Ventures Inc. a Delaware corporation located at 434 Hudson Street, #3 New York, NY 10014 (“VV”), is entered into this 26th day of October, 2001 (the “Effective Date”).

WHEREAS, VV is the owner source code set forth in Exhibit A (hereinafter the “VV Source”).

WHEREAS, VV wishes to license the VV Source to LookSmart according to the terms and conditions set forth herein;

WHEREAS, LookSmart in exchange for the license to use the VV Source as set forth herein agrees to pay the fees set forth below;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following terms and conditions.

1 Grant

1.1 Subject to the terms and conditions of this Agreement, and conditioned on LookSmart’s timely payment of all amounts payable hereunder, VV hereby grants to LookSmart an exclusive, fully-paid up, perpetual, transferable, royalty-free license to: (i) modify, duplicate and create derivative works of the VV Source; (ii) use, reproduce, copy, store, cache, exploit and perform the VV Source; (iii) sublicense the rights described in (i) above to subsidiaries and affiliates of LookSmart; and (iv) sublicense the object code rights only to any third party.

1.2 VV shall deliver to LookSmart the VV Source promptly after VV’s receipt of the first cash payment from LookSmart per Section 4 of this Agreement.

2 Maintenance and Support

LookSmart agrees that VV shall not be required to maintain or support the VV Source in any way.

3 Warranties

3.1 Each party warrants that it has a right to enter into this Agreement. VV further warrants that (i) it has the right to grant the licenses set forth in this Agreement, (ii) the VV Source does not infringe any third party’s rights, including without limitation intellectual property rights, and (iii) there are no licenses of the VV Source other than a non-exclusive license to SPSS, Inc.

3.2 EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 3.1 ABOVE, THE VV SOURCE IS LICENSED “AS IS” WITHOUT WARRANTY AS TO ITS PERFORMANCE, AND VV MAKES NO WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

3.3 Each party agrees to indemnify, defend, and hold harmless the other party against any liabilities, damages, losses, and costs (including reasonable attorneys’ fees), arising from third party claims in connection with the breach of any representations, warranties or covenants herein. The indemnified party agrees to provide the indemnifying party with (i) prompt written notice of the existence of any claim, (ii) sole control over the defense or settlement of such claim, and (iii) assistance at the indemnifying party’s request to the extent reasonably necessary for the defense of such claim or suit.

4 Payment

In consideration of the license granted in Section 1.1, LookSmart will make cash and stock payments totaling USD $400,000, and 300,000 shares of LookSmart common stock. The Payment schedule for this consideration shall be as follows: (1) payment of USD $200,000 to VV (via wire transfer) no later than October 26, 2001, (2) in the event that LookSmart elects, at its sole discretion, to continue the license on an exclusive basis after February 28, 2002, payment of USD $200,000 (via wire transfer) and issuance of 300,000 shares of LookSmart common stock to VV no later than February 28, 2002. If LookSmart elects to continue the license on an exclusive basis, then the issuance of common stock shall be subject to the restricted sale agreement attached to this Agreement as EXHIBIT B. If LookSmart elects not to continue the license on an exclusive basis, it will notify VV in writing on or before February 28, 2002, and the license granted in Section 1 of this Agreement shall automatically convert into a non-exclusive, fully-paid up, perpetual, royalty-free license.

5 Ownership of Source

5.1 VV owns and shall retain all rights, title and interest in and to the VV Source, as well as all related copyright, patent, trade secret and other proprietary rights therein.

5.2 Any modification made to the VV Source by LookSmart shall be the right, title and interest of LookSmart, as well as all related copyright, patent, trade secret and other property rights therein.

6 Termination

6.1 Power to Terminate: (a) either party may terminate this Agreement at any time upon written notice to the other party if the other party breaches any material term hereof and fails to cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching party, (b) VV may terminate this Agreement if LookSmart fails to make any payment required in Section 4 hereof, (c) LookSmart may terminate this Agreement upon written notice during the period from the Effective Date through February 28, 2002 (before the second cash/stock payment has been made in accordance with Section 4 of this Agreement), or (d) either party may terminate this Agreement if the other party files a petition for bankruptcy or is adjudicated as bankrupt; or a petition in bankruptcy is filed against such party and such petition is not removed or resolved within thirty (30) days; or such party makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; or such party discontinues its business; or a receiver is appointed for such party or its business.

6.2 Effect of Termination. In the event of termination pursuant to Section 6.1(a) or (b), all licenses granted hereunder terminate immediately, and upon termination of the Agreement LookSmart shall promptly return and/or destroy all copies, caches, or other embodiments of any VV Source in its possession or under its control. In the event of termination pursuant to Section 6.1(c), then VV will immediately issue LookSmart a non-exclusive, fully-paid up, perpetual, royalty-free version of this license. In the event of termination by LookSmart pursuant to Section 6.1(d), then the license granted in Section 1 will automatically convert into an assignment to LookSmart by VV of all right, title and interest in the VV Source, and VV will deliver all copies or embodiments of the VV Source, and any documentation reasonably necessary to effectuate the assignment, to LookSmart.

If VV terminates for cause in accordance with 6.1(a) or (b) above, there shall be no refund of any payments made to VV by LookSmart and LookSmart shall immediately pay VV any amount due VV under Section 4 of this Agreement.

7 General Provisions

7.1 Parties agree that the Agreement may be transferred to the acquirer or other controlling entity in the event of an acquisition or merger. All other transfers or assignments shall be void unless agreed to in writing by the other party.

7.2 Except as otherwise expressly stated herein, this Agreement, together with any exhibits or other attachments hereto, constitutes the entire, final and exclusive understanding and agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written, of the parties. The provisions of this Agreement may not be amended or supplemented in any way except by written agreement executed by both parties hereto.

7.3 The sole relationship between the parties shall be that of independent contractor. Nothing contained in this Agreement, nor any action taken by any party to this Agreement, shall be deemed to constitute either party (or any of such party’s employees, agents, or representatives) an employee, agent, or legal representative of the other party, nor to create any partnership, joint venture, association, or syndicate among or between the parties, nor to confer on either party any express or implied right, power or authority to enter into any agreement or commitment on behalf or (nor to impose any obligation upon) the other party.

7.4 The formation, operation and performance of this Agreement shall be governed, construed, applied and enforced in accordance with the laws of State of California. The parties consent and agree that all cases, claims, and controversies based upon this Agreement shall be adjudicated only in a state or federal court located in the Northern District of the State of California. Each party consents to the jurisdiction of such courts over any such case, claim or controversy, to such courts being the proper venue therefore, and to the jurisdiction of such courts over each of the parties.

7.5 Parties agree that they will not use, make reference to, or otherwise designate the other party’s trademarks, service marks, or trade names without the express written consent of the owning party, which shall not be unreasonably withheld.

7.6 Each party (as a “Receiving Party”) shall keep confidential all aspects of this license agreement, and shall not appropriate for its own use, reveal, or disclose to anyone, except as necessary to fulfill a party’s obligations hereunder, any confidential information of the other (as a “Disclosing Party”) which may become known to it prior to or during the term of this Agreement. Each party agrees to take necessary and prudent steps to protect and maintain the confidentiality of any such confidential or proprietary information of the other. “Confidential or proprietary information” shall mean any information maintained as confidential by the other which is not publicly known and not lawfully available without restriction from a third party. The foregoing restrictions will not apply to any such Confidential Information that is (1) required to be disclosed by the court order or decree or in compliance with applicable law, (ii) in the public domain or enters the public domain other than through a breach hereof by the Receiving Party, (iii) known to the Receiving party prior to its receipt from the Disclosing Party hereunder and not subject to a confidentiality obligation, (v) independently developed by the Receiving Party, or (vi) received by the Receiving Party from a third party and not subject to a confidentiality obligation.

7.7 The failure of each party to exercise in any respect any right provided for the herein shall not be deemed a waiver of such rights or any other right hereunder.

7.8 In any provision of this Agreement is invalid under any applicable statute or rule of law, it shall be replaced with a valid provision that most nearly effects the parties’ intent in entering into this Agreement and the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

7.9 In the event of termination of this Agreement, the provisions of Sections 3, 5, 6, and 7 shall survive and continue in effect and shall inure to the benefit of and becoming binding on the parties and their legal representatives, heirs, successors and assigns.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the day first above written.

LookSmart, Ltd.:	Viator Ventures, Inc.:

By: /s/ Dianne Dubois	By: /s/ Peter Adams
Authorized Signature	Authorized Signature

Dianne Dubois	Peter Adams
Printed Name	Printed Name

CFO	CEO
Title	Title